                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                  The Smith & Wollensky Restaurant Group, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    831758107
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 26, 2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /x/ Rule 13d-1(c)

      / / Rule 13d-1(d)

--------
      (1) The  remainder  of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information  required in the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 2 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG Ambrose Master Fund, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  49,125 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              49,125 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    49,125 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 3 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Securities, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  77,757 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              77,757 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    77,757 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    BD, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 4 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG Halifax Fund, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  39,240 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              39,240 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    39,240 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    Less than 1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 5 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Master Fund, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  222,663 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              222,663 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    222,663 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 6 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Advisors, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  222,663 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              222,663 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    222,663 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 7 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Ramius Capital Group, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  388,785 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              388,785 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 8 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    C4S & Co., L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  388,785 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              388,785 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 9 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Peter A. Cohen
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   388,785 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              388,785 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 10 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Morgan B. Stark
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   388,785 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              388,785 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 11 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Thomas W. Strauss
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   388,785 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              388,785 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 12 of 22
--------------------------------------------------------------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Jeffrey M. Solomon
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   388,785 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              388,785 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    388,785 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.5%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 13 of 22
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            The Smith & Wollensky Restaurant Group, Inc., a Delaware
            corporation (the "Company")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            880 Third Avenue
            New York, New York 10022

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if None, Residence
Item 2(c).  Citizenship

    Ramius Capital Group, L.L.C. ("Ramius Capital")
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    RCG Ambrose Master Fund, Ltd. ("RCG Ambrose")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Cayman Islands

    Ramius Securities, L.L.C. ("Ramius Securities")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    RCG Halifax Fund, Ltd. ("RCG Halifax")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Cayman Islands

    Ramius Master Fund, Ltd. ("Ramius Master")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Cayman Islands

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 14 of 22
--------------------------------------------------------------------------------

    Ramius Advisors LLC ("Ramius Advisors")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    C4S & Co., L.L.C. ("C4S")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: Delaware

    Peter A. Cohen ("Mr. Cohen")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Morgan B. Stark ("Mr. Stark")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Thomas W. Strauss ("Mr. Strauss")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

    Jeffrey M. Solomon ("Mr. Solomon")
    c/o Ramius Capital Group, L.L.C.
    666 Third Avenue, 26th Floor
    New York, New York 10017
    Citizenship: United States

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:

            831758107

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 15 of 22
--------------------------------------------------------------------------------

            /X/  Not Applicable.

      (a)   / /  Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

      (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /  Insurance  company  as  defined  in  Section  3(a)(19)  of  the
                 Exchange Act.

      (d)   / /  Investment company registered under Section 8 of the Investment
                 Company Act.

      (e)   / /  An    investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E).

      (f)   / /  An employee  benefit plan or endowment fund in accordance  with
                 Rule 13d-1(b)(1)(ii)(F).

      (g)   / /  A parent holding  company or control person in accordance  with
                 Rule 13d-1(b)(1)(ii)(G).

      (h)   / /  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i)   / /  A  church  plan  that is  excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                 Company Act.

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

      (a)   Amount beneficially owned:

            As of the  close  of  business  on March 7,  2007,  (i) RCG  Ambrose beneficially  owned  49,125  shares of  Common  Stock,  (ii)  Ramius
            Securities  beneficially  owned 77,757 shares of Common Stock, (iii)
            RCG Halifax  beneficially  owned 39,240 shares of Common Stock, (iv)
            Ramius Master beneficially owned 222,663 shares of Common Stock, (v)
            Ramius Advisors may be deemed to beneficially  own 222,663 shares of
            Common  Stock as the  investment  manager of Ramius  Master and (vi)
            Ramius Capital may be deemed to  beneficially  own 388,785 shares of
            Common  Stock  as the  investment  advisor  of RCG  Ambrose  and RCG
            Halifax  and as the sole  member of  Ramius  Securities  and  Ramius
            Advisors.

            Ramius  Advisors is the investment  manager of Ramius Master and has the power to direct some of the affairs of Ramius Master,  including decisions  respecting the  disposition of the proceeds from the sale of shares of the Common  Stock.  Ramius  Capital  is the  investment advisor of RCG Ambrose and RCG Halifax and the sole member of Ramius
            Securities and Reamius Advisors, and has the power to direct some of the affairs of each of RCG Ambrose,  RCG Halifax,  Ramius Securities and Ramius Advisors,  including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock.  C4S is the managing  member of Ramius Capital and in that capacity  directs

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 16 of 22
--------------------------------------------------------------------------------

            its operations. Ramius Securities is a broker dealer affiliated with
            Ramius Capital.  Messrs.  Cohen, Stark,  Strauss and Solomon are the
            sole  managing  members  of C4S,  and in that  capacity,  direct its operations.  As a result,  each of Ramius  Capital,  C4S and Messrs.
            Cohen, Stark,  Strauss and Solomon may be deemed to beneficially own all  shares  of  Common  Stock  that are  beneficially  owned by RCG
            Ambrose, RCG Halifax,  Ramius Securities and Ramius Master, which is an aggregate number of 388,785 shares of Common Stock.

            The  foregoing  should  not be  construed  in and  of  itself  as an admission by any Reporting Person as to beneficial  ownership of any shares  of  Common  Stock  owned by  another  Reporting  Person.  In addition, each of Ramius Capital, C4S, Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial  ownership of the shares held by RCG
            Ambrose,  RCG Halifax,  Ramius  Securities and Ramius Master and the
            filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

      (b)   Percent of class:

            4.5%

            Based on 8,598,043  shares issued and outstanding as of February 23,
            2007, as reported in Exhibit 2.1 to the Issuer's  Current  Report on
            Form 8-K  filed  with the  Securities  and  Exchange  Commission  on
            February 28, 2007, as of the close of business on March 7, 2007, (i)
            RCG Ambrose  beneficially owned less than 1% of the shares of Common
            Stock  outstanding,  (ii) Ramius Securities  beneficially owned less than 1% of the shares of Common Stock outstanding, (iii) RCG Halifax beneficially  owned  less  than 1% of the  shares  of  Common  Stock outstanding,  (iv)  Ramius  Master  beneficially  owned  2.6% of the shares of Common  Stock  outstanding,  (v)  Ramius  Advisors  may be deemed  to  beneficially  own 2.6% of the  shares  of  Common  Stock outstanding and (vi) each of Ramius Capital, C4S, and Messrs. Cohen,
            Stark, Strauss and Solomon may be deemed to beneficially own 4.5% of the shares of Common Stock outstanding.

      (c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote

            See Cover Pages Items 5-9.

     (ii)   Shared power to vote or to direct the vote

            See Cover Pages Items 5-9.

    (iii)   Sole power to dispose or to direct the disposition of

            See Cover Pages Items 5-9.

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 17 of 22
--------------------------------------------------------------------------------

      (iv)  Shared power to dispose or to direct the disposition of

            See Cover Pages Items 5-9.

Item 5.     Ownership of Five Percent or Less of a Class.

             If this  statement is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the  beneficial owner of more than five percent of the class of  securities,  check the following: /X/

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7.     Identification  and Classification of the Subsidiary That Acquired
            the Security Being  Reported on by the Parent  Holding  Company or
            Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 18 of 22
--------------------------------------------------------------------------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certifications.

            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities  referred to above were not acquired and  are  not  held  for the  purpose  of or with  the  effect  of  changing  or influencing  the control of the issuer of the  securities  and were not acquired and are not  held in  connection  with or as a  participant  in any  transaction having that purpose or effect.

Exhibits:

Exhibit A: Joint Filing  Agreement,  dated as of March 8, 2007, by and among RCG
Ambrose, RCG Halifax, Ramius Securities,  Ramius Master, Ramius Advisors, Ramius
Capital, C4S and Messrs. Cohen, Stark, Strauss and Solomon.

Exhibit B: Power of Attorney for Messrs. Cohen, Stark, Strauss and Solomon dated
March 11, 2005.

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CUSIP: 831758107                                                   Page 19 of 22
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SIGNATURES

After  reasonable  inquiry and to the best of his knowledge and belief,  each of the  undersigned  certifies that the  information set forth in this statement is true, complete and correct.

Dated: March 8, 2007

RAMIUS MASTER FUND, LTD.               RAMIUS ADVISORS, LLC
By: Ramius Advisors, LLC,              By: Ramius Capital Group, L.L.C.,
    its investment manager                 its sole member
By: Ramius Capital Group, L.L.C.,      By: C4S & Co., L.L.C.,
    its investment advisor                 its managing member
By: C4S & Co., L.L.C.,
    its managing member
                                       RAMIUS CAPITAL GROUP, L.L.C.
RCG AMBROSE MASTER FUND, LTD.          By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,          its managing member
    its investment advisor
By: C4S & Co., L.L.C.,                 C4S & CO., L.L.C.
    its managing member

RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,
    its investment advisor
By: C4S & Co., L.L.C.,
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, LLC
    its sole member
By: C4S & Co., L.L.C.,
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               ----------------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

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CUSIP: 831758107                                                   Page 20 of 22
--------------------------------------------------------------------------------

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

The  undersigned  hereby agree that the Statement on Schedule 13G dated March 8,
2007  with  respect  to the  shares of  Common  Stock of The  Smith &  Wollensky
Restaurant Group, Inc. and any further  amendments  thereto executed by each and any of the  undersigned  shall  be filed on  behalf  of each of the  undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)  under the
Securities Exchange Act of 1934, as amended.

Dated:  March 8, 2007

RAMIUS MASTER FUND, LTD.               RAMIUS ADVISORS, LLC
By: Ramius Advisors, LLC,              By: Ramius Capital Group, L.L.C.,
    its investment manager                 its sole member
By: Ramius Capital Group, L.L.C.,      By: C4S & Co., L.L.C.,
    its investment advisor                 its managing member
By: C4S & Co., L.L.C.,
    its managing member
                                       RAMIUS CAPITAL GROUP, L.L.C.
RCG AMBROSE MASTER FUND, LTD.          By: C4S & Co., L.L.C.,
By: Ramius Capital Group, L.L.C.,          its managing member
    its investment advisor
By: C4S & Co., L.L.C.,                 C4S & CO., L.L.C.
    its managing member

RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,
    its investment advisor
By: C4S & Co., L.L.C.,
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, LLC
    its sole member
By: C4S & Co., L.L.C.,
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               ----------------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

--------------------------------------------------------------------------------
CUSIP: 831758107                                                   Page 21 of 22
--------------------------------------------------------------------------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
---------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

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CUSIP: 831758107                                                   Page 22 of 22
--------------------------------------------------------------------------------

                                    EXHIBIT B
                                POWER OF ATTORNEY

         The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas
W.  Strauss  and  Jeffrey  M.  Solomon,  or any of them,  his  true  and  lawful attorney-in  fact and agent to execute and file with the Securities and Exchange
Commission  any  Schedule  13D,  Schedule  13G, any  amendments  thereto and any related  documentation  which  may be  required  to be filed  in his  individual
capacity  as  a  result  of  the  undersigned's   beneficial  ownership  of,  or
participation  in a group with  respect to,  securities  directly or  indirectly beneficially  owned by Ramius Capital Group,  LLC or any of its affiliates,  and granting unto said attorney-in-fact and agent full power and authority to do and perform  each and  every  act and  thing  which he might or could do in  person, hereby  ratifying and  confirming all that said  attorney-in-fact  and agent may lawfully  do or cause to be done by virtue  hereof.  The  authority  of Peter A.
Cohen,  Morgan B. Stark,  Thomas W.  Strauss and Jeffrey M.  Solomon,  or any of
them,  under  this  Power  of  Attorney  shall  continue  with  respect  to  the undersigned until the undersigned is no longer required to file Schedule 13Ds or
Schedule 13Gs unless revoked earlier in writing.

Date:    March 11, 2005

                                             /s/ Peter A. Cohen
                                             --------------------------
                                             Peter A. Cohen

                                             /s/ Morgan B. Stark
                                             --------------------------
                                             Morgan B. Stark

                                             /s/ Thomas W. Strauss
                                             --------------------------
                                             Thomas W. Strauss

                                             /s/ Jeffrey M. Solomon
                                             --------------------------
                                             Jeffrey M. Solomon